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                                                                   EXHIBIT 10.17

                           THIRD AMENDED AND RESTATED
                              EMPLOYMENT AGREEMENT

          THIRD AMENDED AND RESTATED EMPLOYMENT AGREEMENT ("Agreement"), dated as of the 1st day of January, 2003, between MORTON'S RESTAURANT GROUP, INC. ("MRG"), a Delaware corporation, and ALLEN J. BERNSTEIN ("Bernstein"), an individual.

          WHEREAS, MRG and Bernstein entered into the Second Amended and Restated Employment Agreement dated as of February 28, 1995, as amended by the First Amendment dated as of October 1, 1998 and the Second Amendment, dated as of December 6, 2002 (in the aggregate, the "Second Amended and Restated Employment Agreement"); and

          WHEREAS, MRG and Bernstein have agreed to amend and restate the Second Amended and Restated Employment Agreement by this THIRD AMENDED AND RESTATED EMPLOYMENT AGREEMENT.

          NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

          1.   EMPLOYMENT.

               (a) MRG hereby continues to employ Bernstein and Bernstein hereby accepts such continued employment for a term beginning as of January 1, 2003 (the "Commencement Date") and continuing thereafter for a five (5) year period; provided, that upon the second anniversary of the Commencement Date (the "Second Anniversary"), the employment term shall continue thereafter such that at any date following the Second Anniversary, the term of Bernstein's employment shall be three (3) years (the period before or after the Second Anniversary shall be referred to as the "Employment Period"), unless in any either case sooner terminated as hereinafter provided.

               (b) At any time during the Employment Period, MRG may send a notice to Bernstein, terminating his employment ("MRG's Notice"). MRG's Notice shall set forth the date of termination, which shall in no event be earlier than
(x) prior to the Second Anniversary, the number of months equal to the remaining portion of the Employment Period or (y) on and after the Second Anniversary, thirty-six (36) months. Following the delivery of MRG's Notice, MRG's compensation obligation to Bernstein shall be as set forth in Section 7(f).

          2.   COMPENSATION; BENEFITS; EXPENSES; AND BONUS

               (a) As compensation for the services to be rendered hereunder, until December 31, 1999, MRG shall pay to Bernstein a base salary (as adjusted hereafter pursuant to the next sentence hereof, the "Base Salary") at the rate of $625,000 per annum, payable in equal installments at such times as shall be agreed upon by MRG and Bernstein, but no less frequently than monthly. The annual Base Salary for the Employment Year commencing January 1, 2000,

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shall increase at the rate of increase in the Consumer Price Index for Urban
Wage Earners and Clerical Workers, as complied by the U.S. Bureau of Labor Statistics for the preceding year (the "CPI"). The Base Salary may be increased at a faster rate than that of the CPI, at the discretion of the Board of Directors, and depending upon the profitability and growth of MRG.

               (b) Bernstein shall be eligible to participate in benefit programs, if any, of MRG which are in effect for its executive personnel from time to time, including but not limited to profit sharing, pension, insurance, incentive or other supplemental or special compensation plans or arrangements, and stock purchase programs, in each case in accordance with the terms of such program.

               (c) MRG recognizes that Bernstein, in rendering the services hereunder, will be required to spend sums of money for the entertainment of various persons and representatives of companies and organizations with whom MRG is having, or would like to have business relations. MRG will advance and/or reimburse reasonable travelling or other out-of-pocket expenses incurred or to be incurred by Bernstein in rendering the services hereunder in behalf of MRG, and MRG will advance such funds to Bernstein, or reimburse Bernstein upon presentation of vouchers or other documents reasonably necessary to verify the expenditures and sufficient, in form and substance, to satisfy Internal Revenue Service ("IRS") requirement for any traveling or other expenses.

               (d) MRG further recognizes the importance and value to MRG of Bernstein's active membership in the Young Presidents Organization or similar organization and Bernstein's attendance at its meetings and conferences. MRG agrees to pay membership dues for Bernstein in the Young Presidents Organization or similar organization and to pay all other reasonable expenses incurred by Bernstein to attend meetings and conferences of the Young Presidents Organization or similar organization upon presentation of vouchers or other documents as required pursuant to paragraph (c) above.

               (e)  (i)     In addition to the Base Salary, Bernstein shall be
eligible to receive an annual bonus incentive payment ("Bonus"). At the beginning of each fiscal year, the Board of Directors shall establish a profitability target on which the Bonus will be based (the "Target"). In its discretion, the Board of Directors may base the Target on net income, operating income, or any other basis it considers most appropriate. The Bonus shall be payable to Bernstein within thirty (30) days of receipt by MRG of the statement of profits and losses for the preceding fiscal year, on a fully consolidated basis, from its independent certified public accountant then regularly auditing the books and records of MRG.

                    (ii) The amount of the Bonus to be paid shall be based on the rate by which MRG achieves the Target, on a fully consolidated basis. If MRG attains less than 50% of the Target, no Bonus shall be payable. If MRG attains a level of profitability between 50% and 150% of the Target, the bonuses amount payable to Bernstein shall be 1.2% of his Base Salary for every 1.0% of the Target achieved between 50% and 150%. If MRG attains 150% or more of the Target, the Bonus shall be 120% of Bernstein's Base Salary.

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          3.   DUTIES.

               (a) MRG hereby employs Bernstein on the terms set forth in this Agreement, and Bernstein hereby accepts such employment. Bernstein shall have the title of Chairman of the Board of Directors and Chief Executive Officer of MRG, and perform the general duties that the Board of Directors may from time to time require of him in that capacity. Such duties will not require his full time and attention but will require a majority of his business time. Bernstein shall also serve, if elected or appointed, without additional compensation, as a director and an officer of MRG and/or as a director and an officer of any and all restaurant businesses (each, an "Operating Company", or collectively, the "Operating Companies") wholly or partly owned by MRG. Bernstein shall not be required to devote his exclusive services to MRG, but shall assist in the development of the Operating Companies, and the determination and implementation of policy pertaining to merchandising, production, distribution, promotion, advertising and sales.

               (b) In furtherance thereof, subject to the direction of the Board of Directors of MRG and to the Bylaws of MRG, Bernstein shall have the authority to (i) hire and dismiss or discharge any or all personnel; (ii) execute checks drawn on, or withdrawals from the bank accounts of the Operating Companies and MRG in a manner which is consistent with disbursement controls and procedures established by the Board of Directors of MRG and the Operating Companies; (iii) arrange for all necessary insurance; (iv) retain as the accountants for MRG, such accounting firm as the Board of Directors may determine, and also retain the services of other Certified Public Accountants to perform accounting services to MRG, other than accounting services rendered in connection with an audit or other investigation or review; and (v) take all other actions consistent with his duties hereunder.

               (c) In addition, during the term of this Agreement, Bernstein shall seek out opportunities for MRG to receive fees, commissions or other compensation through brokering, finding or managing restaurant businesses for others.

          4. EXTENT OF SERVICES. Bernstein may spend such time as is reasonable and appropriate to perform services for, and the duties of a member of the Board of Directors of, his own or other businesses so long as such services and duties shall not interfere with Bernstein's performance of his duties and responsibilities hereunder, in the reasonable judgment of the Board of Directors.

          5. WORKING FACILITIES. Bernstein shall be furnished with a private office, stenographic help and services suitable to his position and adequate for the performance of his duties. Additionally, MRG recognizes that it is essential to Bernstein's performance of his duties hereunder, that he be provided with an automobile and chauffeur. MRG agrees to provide for Bernstein's use, at MRG's sole cost and expenses, an automobile and chauffeur. The automobile provided to Bernstein hereunder shall be a luxury type and shall be a new automobile every two (2) years.

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          6.   NON COMPETITION.

               (a) Upon the termination of the Employment Period or at such other times as MRG may request, Bernstein agrees to return to MRG all originals and copies, whether generated by Bernstein or anyone else, of all documents, files, lists, forms, contracts, notebooks, rolodexes, keys, credit cards, and any other material which, during the Employment Period, came into, and continue to be in, Bernstein's possession and relate to MRG, the Operating Companies, their respective businesses or their potential acquisitions and investments.

               (b) Bernstein acknowledges that the provisions of this Section 6 are essential to the continued goodwill and profitability of MRG and the Operating Companies, and have provided a substantial inducement to MRG to enter into this Agreement. Bernstein further acknowledges that the application or operation thereof will not involve a substantial hardship upon his future livelihood. Should any court determine that the provisions of this Section 6 shall be unenforceable in respect of scope, duration or geographic area, such court shall be empowered to substitute, to the extent enforceable, provisions similar hereto or other provisions so as to provide to MRG, to the fullest extent permitted by applicable law, the benefits intended by this Section 6.

               (c) The parties hereto intend to and hereby confer jurisdiction to enforce the covenants contained in this Section 6 upon the courts of any state within the geographic scope of such covenants. In the event that the courts of any one or more of such states shall hold such covenants wholly unenforceable by reason of the breadth of such scope or otherwise, it is the intention of the parties hereto that such determination not bar or in any way affect MRG's right to the relief provided in this Agreement in the courts of any other state within the geographic scope of such covenants, as to breaches of such covenants in such other respective jurisdictions, the above covenants as they relate to each state being, for this purpose, severable into diverse and independent covenants.

          7.   DEATH OR DISABILITY OF BERNSTEIN; OTHER TERMINATION.

               (a) If Bernstein is unable to perform his duties by reason of illness or incapacity (a "Disability") for a continuous period of more than six
(6) months, the compensation otherwise payable to him during the continued period of such illness or incapacity after such six (6) months period shall be at the annual rate of $226,500.00. Bernstein's full compensation shall be reinstated upon his return to employment and the discharge of his full duties hereunder. Notwithstanding anything herein to the contrary, if Bernstein shall be absent from his employment by reason of illness or incapacity for a continuous period of more than eighteen (18) months, this Agreement shall terminate, except Bernstein's legal representatives shall be entitled to receive the compensation herein provided to the last day of the eighteenth month of such continuous period.

               (b) If Bernstein dies during the term of this Agreement, this Agreement shall terminate, except that Bernstein's legal representatives shall be entitled to receive the compensation herein provided (including pursuant to Section 7(f)) only to the last day of the month in which Bernstein's death occurs.

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               (c)  In addition to MRG's rights set forth in clauses (a) and (b)
above, subject to clause (d) below, this Agreement shall terminate in the event:

                    (i) A licensed physician shall determine that Bernstein is a "drug dependent person" (as defined in the New York Mental Hygiene Law or any successor statute); or

                    (ii) Bernstein shall be declared to be incompetent pursuant to the New York Mental Hygiene Law or any successor or similar statute, or a conservator of his property shall have been appointed pursuant to the New York Mental Hygiene Law or any successor or similar statute; or

                    (iii) Bernstein is convicted in a court of law of theft, embezzlement, fraud or other felony or of any other crime that constitutes a felony in the jurisdiction involved; or

                    (iv) Bernstein wilfully breaches a substantial provision of this Agreement or commits any act not approved by the Board of Directors of MRG involving any material conflict of interest which substantially adversely affects MRG or any Operating Company.

               (d) In the event of a termination pursuant to Section 7(c)(iv) above, MRG shall deliver to Bernstein a notice setting fourth a reasonably detailed description of the breached provision or unauthorized conduct constituting the basis for termination, and this Agreement shall not terminate unless Bernstein fails to cure same within 20 days after receipt of notice, or, if Bernstein cannot reasonably be expected to effect a cure within such 20 days period, if Bernstein fails to commence such cure within such 20 day period and diligently proceed to effect same within 90 days after the aforesaid notice. In the event of a termination pursuant to Section 7(c)(i)-(iii) above, MRG shall deliver to Bernstein a notice stating which of the ground(s) it alleges for termination of this Agreement, together with a reasonably detailed description of such ground(s).

               (e) Bernstein's obligations under this Agreement shall terminate at Bernstein's option, in the event (i) Bernstein is assigned any duties or responsibilities inconsistent with his positions as President and Chief Executive Officer of MRG (including status, offices, titles and reporting requirements), or (ii) MRG fails to pay any sum of money to Bernstein when the same becomes due and payable and such failure continues for thirty (30) days after such sum of money is due; provided, however, if the failure to pay any such sums of money, in the judgment of the Board of Directors, reasonably exercised, is due to the fact that MRG has not received all or any substantial part of the Annual Overhead Fee payable to MRG by each Operating Company, because such fee is being subordinated to debt interest payments required to be made by such Operating Company or Companies, Bernstein's obligations hereunder shall not terminate, unless such non-payment exceeds one-sixth (1/6) of Bernstein's then Base Salary or continues for more than 60 days from the date such sum becomes due and payable.

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               (f)  In the event (i) this Agreement terminates pursuant to
Section 7(e) or (ii) MRG has delivered MRG's Notice (the date of such termination or delivery being the "Measuring Date"), MRG covenants and agrees to pay and be liable for, on the days originally fixed herein for the payments thereof, and for a period of (x) prior to the Second Anniversary, the number of months equal to the remaining portion of the Employment Period or (y) on and after the Second Anniversary, thirty-six (36) months following the Measuring Date, Bernstein's compensation (except Bonus shall be due only for the calendar year during which the Measuring Date occurs, and prorated, on an annualized basis for that year), reimbursement to Bernstein of the costs and expenses for the automobile and chauffeur as set forth in Section 5 at the cost thereof as of the Measuring Date, membership dues and other reasonable expenses for Bernstein to attend meetings and conferences of the Young President's Organization and other expenses under the terms of this Agreement as they become due, together with all reasonable expenses which Bernstein may then or thereafter incur for legal expenses and all other reasonable costs paid or incurred by Bernstein for enforcing the payment of such amounts. As an alternative, at the election of Bernstein made within thirty days of the Measuring Date, provided that such election shall only be applicable with respect to the delivery of MRG's Notice until the Second Anniversary, MRG shall pay to him as damages such a sum as at the time of such termination represents the number of months from (x) or (y) above, as applicable, multiplied by $67,800, together with all reasonable expenses which Bernstein may then or thereafter incur for legal expenses and all other reasonable costs paid or incurred by Bernstein for enforcing payment of such amounts. Bernstein agrees to use his best efforts to seek alternative employment as an executive earning a salary reasonably comparable with that being paid to Bernstein by MRG, upon any such termination. Upon and after Bernstein's acquisition of such alternative employment, (i) MRG's only obligation hereunder shall be the payment to Bernstein of $50,600 per month, or part thereof, until the number of months from (x) or (y) above, as applicable, following the Measuring Date, if Bernstein has not made the election referred to in the second preceding sentence, or (ii) if Bernstein has made such election, he shall repay to MRG an amount equal to the product of $17,366 multiplied by "X", where X equals the difference between number of months from (x) or (y) above, as applicable, and the number of months between the Measuring Date and the date Bernstein commences such new employment.

          8.   INSURANCE.

               (a) MRG in its discretion at any time after the execution of this Agreement, may apply for and procure as owner and for its own benefit, insurance on the life of Bernstein, in such amounts and in such form or forms as MRG may choose. Bernstein shall have no interest whatsoever in any such policy or policies, but he shall, at the request of MRG, submit to such medical examinations, supply such information, and execute such documents as may be required by the insurance company or companies to whom MRG has applied for such insurance.

               (b) MRG shall, for so long as Bernstein is employed by it, pay for the benefit of Bernstein the premiums on the life insurance policies insuring the life of Bernstein described on Schedule "B" annexed hereto. Upon Bernstein's request, MRG shall provide him with proof showing the payment of such premiums within ten (10) days of their due dates.

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               (c)  MRG shall, for so long as Bernstein is employed by it, pay for the benefit of Bernstein the premium on the medical policies presently being provided to executive employees of MRG, or policies substantially similar to same.

               (d) Upon the termination of Bernstein's employment, Bernstein shall have the option, within thirty (30) days thereafter, to acquire MRG's interest in the policy or policies that may be procured by MRG pursuant to subparagraph (a) above, to the extent permitted by such policy or policies, upon payment to MRG of such policy's or policies' then cash surrender value. If Bernstein exercises such option, MRG will take whatever reasonable steps are necessary to assign all the rights in the entire policy or policies to Bernstein, to the extent permitted by such policy or policies, and to deliver physical possession of the policy or policies to Bernstein. If Bernstein shall fail to exercise such option, MRG may cancel the policy or policies and take down their cash surrender value, and neither Bernstein nor any person claiming through Bernstein shall have any rights whatsoever in any part of the policy or policies or their values.

               (e) MRG shall, for so long as Bernstein is employed by it, procure and maintain a disability insurance policy (the "Disability Policy"). The Disability Policy will provide that during the period commencing after the sixth month of a Disability of Bernstein and terminating when Bernstein reaches the age of 65, Bernstein shall be provided with benefits equal to approximately $325,000 per annum. Any benefits received by Bernstein pursuant to this Section 8(e) shall be in addition to, and not exclusive of, any compensation to be paid to Bernstein pursuant to Section 7(a) hereof.

          9. SURVIVAL OF OBLIGATIONS. Notwithstanding the expiration of the term of this Agreement or any termination of this Agreement, any duty or obligation which has been incurred and which has not been fully observed, performed and/or discharged, and any right, unconditional or conditional, which has been created and has not been fully enjoyed, enforced, and/or satisfied, shall survive such expiration or termination until such duty or obligation has been fully observed, performed and/or discharged and such right has been enforced, enjoyed and/or satisfied.

          10.  REMEDIES, LEGAL FEES AND RIGHT OF OFFSET.

               (a) The parties recognize that irreparable damage will result in the event that the provisions of Section 6 hereof shall not be specifically enforced. If any dispute arises concerning action in violation of any such provision, the parties hereto agree that an injunction be issued restraining such action pending determination of such controversy and that no bond or other security shall be required in connection therewith. If any dispute arises concerning the right or obligation of any party hereto, such right or obligation shall be enforceable by a decree of specific performance. Such remedies shall, however, not be exclusive of and shall be in addition to any other remedies which the parties may have, including injunctive relief and actions for damages.

               (b) In the event that any action, suit or other proceeding in law or in equity is brought to enforce the covenants contained in Section 6 hereof, or to obtain money damages for the breach thereof , and such action results in the award of a judgment for money

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damages or in the granting of any injunction or restraining order in favor of
MRG, all expenses (including reasonable attorneys' fees) of MRG in such action, suit or other proceeding shall be paid promptly by Bernstein.

               (c) MRG shall have the right to set off and apply against any amount due and payable to Bernstein hereunder any other amount then due and owing by Bernstein to MRG or any subsidiary or affiliate thereof, whether arising under this Agreement or otherwise.

          11. NOTICES. All notices hereunder shall be in writing and shall be mailed, delivered by hand or telecopied. All such notices shall be deemed to have been given or delivered three days after the date mailed in any general or branch United States Post Office enclosed in a registered postpaid envelope addressed to the address of the respective parties stated below, on the date of the by hand delivery if delivered, or on the date of receipt, if telecopied. The notices shall be addressed as follows:

          If to Bernstein:

                               ALLEN J. BERNSTEIN
                       c/o Morton's Restaurant Group, Inc.
                             3333 New Hyde Park Road
                                    Suite 210
                          New Hyde Park, New York 11042

with a copy to:

                    Salamon, Gruber, Newman & Blaymore, P.C.
                               97 Powerhouse Road
                       Roslyn Heights, New York 11577-2016
                          Attention: David Gruber, Esq.

          If to MRG:

                         MORTON'S RESTAURANT GROUP, INC.
                             c/o Castle Harlan, Inc.
                              150 East 58th Street
                                   37th Floor
                            New York, New York 10155
                          Attention: David B. Pittaway

with a copy to:

                            Schulte Roth & Zabel LLP
                                919 Third Avenue
                            New York, New York 10022
                        Attention: Marc Weingarten, Esq.

or to such other address as a party hereto may notify the other pursuant to this
Section 11.

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          12.  WAIVER. Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant or condition, nor shall any waiver or relinquishment of any right or power hereunder at any one time or more times be deemed a waiver or relinquishment of such right or power at any other time or times.

          13. SEVERABILITY. The invalidity or unenforceability of any provisions hereof shall in no way affect the validity or enforceability of any other provision.

          14. MODIFICATION. This Agreement cannot be changed, modified or discharged orally, but only if consented to in writing by both parties.

          15. ASSIGNMENT. This Agreement is a personal contract and, except as specifically set forth herein, the rights and interests of Bernstein herein may not be sold, transferred, assigned, pledged or hypothecated. In the event of any attempted assignment or transfer of rights hereunder contrary to the provisions hereof, MRG shall have no further liability for payments hereunder.

          16. BENEFIT. Except as otherwise herein expressly provided, this Agreement shall inure to the benefit of and be binding upon MRG, its successors and assigns, including but not limited to any corporation which may acquire all or substantially all of MRG's assets and business or with or into which MRG may be consolidated or merged, and Bernstein, his heirs, executors, administrators and legal representatives, provided that the obligation of Bernstein hereunder may not be delegated.

          17. APPLICABLE LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State.

          18. INDEMNITY. MRG shall indemnify Bernstein and hold him harmless for any acts or decisions made by him in good faith while performing services for MRG as an officer of MRG and shall include him under any insurance policy now in force or hereinafter obtained during the term of this Agreement, covering the other officers and directors of MRG against lawsuits; provided, however, MRG shall be under no obligation to obtain any such coverage. To the extent permitted under the Delaware General Corporation Law, MRG will pay reasonable all expenses, including attorneys' fee, actually and necessarily incurred by Bernstein in connection with the defense of such act, suit or proceeding and in connection with any appeal thereon including the cost of court settlements.

          19. WITHHOLDING OF TAXES. MRG may withhold from any amounts or benefits payable under this Agreement all federal, state, city and other taxes as shall be required pursuant to any law or governmental regulation or ruling.

          20. CONTRACT HEADINGS. All headings of the Articles of this Agreement have been inserted for convenience of reference only, are not to be considered a part of this Agreement, and shall in no way affect the interpretation of any of the provisions of this Agreement.

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          21.  PRIOR AGREEMENT. Effective upon the Commencement Date, the Second
Amended and Restated Employment Agreement shall terminate and be of no further force or effect.

          22. ENTIRE AGREEMENT. The foregoing contains the entire agreement of the parties.

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          IN WITNESS WHEREOF, the parties have signed this Agreement the day and year first above written.


                                        /s/ Allen J. Bernstein
                                        -------------------------------------
                                        ALLEN J. BERNSTEIN


Attest:                                 MORTON'S RESTAURANT GROUP, INC.


/s/ Roger J. Drake                      By: /s/ Thomas J. Baldwin
----------------------------------          ---------------------------------
Roger J. Drake                          Name: Thomas J. Baldwin
Vice President of Communications        Title: Executive Vice President
                                               Chief Financial Officer